STOCK PURCHASE AGREEMENT
10 August 2020

THIS STOCK PURCHASE AGREEMENT ("Agreement"), is by and between Golden Matrix Group Inc. of 3651 Lindell Road Ste D131 Las Vegas NV 89103 USA; (GMGI) and Brett Goodman and Jason Silver of 20/34 Hamilton Street Rose Bay 2029 NSW Australia and 4/95 O'Sullivan Road Bellevue Hill 2023 NSW Australia respectively; (The Partnership), each a Party and jointly the Parties.

WITNESSETH:

WHEREAS, The Partnership have engaged a third-party company to develop a Peer to Peer betting Application.

WHEREAS, it has been agreed that in the best interest of all Parties that GMGI assume ownership of the project, the third-party engagement and the betting applications.

WHEREAS, The Partnership have agreed to continue providing assistance in managing the development of the betting application and assist with the eventual delivery of a working Peer to Peer betting product to GMGI.

WHEREAS, GMGI has agreed to compensate The Partnership for management of the said project.

WHEREAS, GMGI will issue 4,000 in shares (2,000 to each of B Goodman and J Silver) as compensation.

WHEREAS, GMGI will be responsible for the costs of the project and refund any funds already paid to date to the third-party developer as well as any funds paid by Brett Goodman to Jason Silver in terms of their existing partnership agreement. GMGI will assume responsibility for the balance of fees payable to Jason Silver in terms their agreement in the amount of $6,500 AUD.

WHEREAS, the compensation is contingent on GMGI entering into an acceptable direct relationship with the third-party developing company.

WHEREAS, on payment of the consideration mentioned above the Partnership agreement between Jason Silver and Brett Goodman will be null and void and no further obligations will exist between the parties.

Publicity and Filings. All press releases, shareholder communications, filings with the OTC, the SEC and, if applicable, FNRA and/or NASD and/or applicable other governmental agency or body and other information and publicly generated by or regarding the consideration contemplated in this Agreement shall be reviewed and approved (such approval not to be unreasonably withheld or delayed) by the other party before release or dissemination to the

public or filing with any governmental agency or body whatever. Post-Closing, Sellers and Company will provide Buyer with all required documents, information, assistance and cooperation as may be reasonably required to complete in a timely fashion, all required filings with any state, local, federal or regulatory body or agency. Sellers assumes the liability for the publication and receipt of the consent of the Shareholders of the Company of this acquisition and merger, prior to the closing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year last written below.

Brett Goodman
Brett Goodman

Jason Silver

Golden Matrix Group Inc.
Anthony Goodman